As filed with the Securities and Exchange Commission on September 13, 2024
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2665054 (I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550 San Jose, California (Address of Principal Executive Offices)	95110 (Zip Code)

Quantum Corporation 2023 Long-Term Incentive Plan Quantum Corporation Employee Stock Purchase Plan
(Full title of the plan)
Brian E. Cabrera
Senior Vice President, Chief Administrative Officer,
Chief Legal and Compliance Officer and Corporate Secretary
Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, California 95110
(Name and address of agent for service)
(408) 944-4000
(Telephone number, including area code, of agent for service)
Copy to:
James J. Masetti
Julie Park
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
(650) 233-4500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

General Instruction E Information

This Registration Statement is being filed also for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the Employee Stock Purchase Plan. The Registrant’s Registration Statements on Form S-8 filed with the Commission (File Nos. 333-236270, 333-218576, 333-200052, 333-184854, 333-147621, 333-128275, 333-120632, 333-108015, 333-98235, 333-42358, 333-84851, 333-32691, 333-64625 and 333-55503), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement of the Registrant:

(a)Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024;

(b)Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024, September 30, 2023, and December 31, 2023 filed with the Commission on August 14, 2024, September 6, 2024, and September 6, 2024, respectively;

(c)Registrant’s Current Reports on Form 8-K filed with the Commission on April 12, 2024, May 29, 2024, June 10, 2024, June 18, 2024, July 12, 2024, August 14, 2024, and August 20, 2024; and

(d)The description of Registrant’s common stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the portions of these documents not deemed to be filed) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act). The Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Registrant’s directors to the Registrant or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Registrant's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

The Registrant has entered into Indemnification Agreements with its current and former directors and certain officers, to indemnify directors and officers of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

 ITEM  8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2	Consent of Armanino LLP, independent registered public accounting firm.
23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Quantum Corporation 2023 Long-Term Incentive Plan, as amended through June 27, 2024.
99.2
Quantum Corporation Employee Stock Purchase Plan, as amended and restated on July 25, 2023 (incorporated by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K filed June 28, 2024).

107	Filing Fee Table.

ITEM 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 13th day of September, 2024.

QUANTUM CORPORATION

By:	/s/ Brian E. Cabrera
Brian E. Cabrera
Senior Vice President, Chief Administrative Officer, Chief Legal and Compliance Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Lerner, Kenneth P. Gianella and Brian E. Cabrera, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ James J. Lerner	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 13, 2024
James J. Lerner

/s/ Kenneth P. Gianella	Chief Financial Officer (Principal Financial Officer)	September 13, 2024
Kenneth P. Gianella

/s/ Laura A. Nash	Chief Accounting Officer (Principal Accounting Officer)	September 13, 2024
Laura A. Nash

/s/ Todd W. Arden	Director	September 13, 2024
Todd. W. Arden

/s/ Donald J. Jaworski	Director	September 13, 2024
Donald J. Jaworski

Director
Hugues Meyrath

/s/ Christopher D. Neumeyer	Director	September 13, 2024
Christopher D. Neumeyer

/s/ John R. Tracy	Director	September 13, 2024
John R. Tracy

/s/ Yue Zhou White	Director	September 13, 2024
Yue Zhou White